SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G/A
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 1)


                    Israel Growth Partners Acquisition Corp.
             ------------------------------------------------------
                                (Name of Issuer)


                Class B Common Stock, par value $0.0001 per share
             ------------------------------------------------------
                         (Title of Class of Securities)


                                    465090207
             ------------------------------------------------------
                                 (CUSIP NUMBER)


                                November 6, 2007
             ------------------------------------------------------
             (Date of event which requires filing of this statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).



                               Page 1 of 10 Pages

CUSIP No. 465090207                   13G/A                  Page 2 of 10 Pages

_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            D.B. Zwirn & Co., L.P.          02-0597442
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,998,500 Shares
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,998,500 Shares
_______________________________________________________________________
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,998,500 Shares
_______________________________________________________________________
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
_______________________________________________________________________
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            19.52%
_______________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
            PN
_______________________________________________________________________


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 465090207                   13G/A                  Page 3 of 10 Pages

_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            D.B. Zwirn Special Opportunities Fund, Ltd.
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,191,130 Shares
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,191,130 Shares
_______________________________________________________________________
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,191,130 Shares
_______________________________________________________________________
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
_______________________________________________________________________
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            11.64%
_______________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
            CO
_______________________________________________________________________


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 465090207                   13G/A                  Page 4 of 10 Pages

_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            D.B. Zwirn Special Opportunities Fund, L.P.      73-1637217
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    807,370 Shares
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    807,370 Shares
_______________________________________________________________________
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            807,370 Shares
_______________________________________________________________________
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
_______________________________________________________________________
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.89%
_______________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
            PN
_______________________________________________________________________


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 465090207                   13G/A                  Page 5 of 10 Pages

_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            DBZ GP, LLC             42-1657316
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,998,500 Shares
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,998,500 Shares
_______________________________________________________________________
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,998,500 Shares
_______________________________________________________________________
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
_______________________________________________________________________
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            19.52%
_______________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
            OO
_______________________________________________________________________


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 465090207                   13G/A                  Page 6 of 10 Pages

_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Zwirn Holdings, LLC             30-0080444
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,998,500 Shares
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,998,500 Shares
_______________________________________________________________________
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,998,500 Shares
_______________________________________________________________________
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
_______________________________________________________________________
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            19.52%
_______________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
            OO
_______________________________________________________________________


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 465090207                   13G/A                  Page 7 of 10 Pages

_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Daniel B. Zwirn
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,998,500 Shares
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,998,500 Shares
_______________________________________________________________________
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            1,998,500 Shares
_______________________________________________________________________
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
_______________________________________________________________________
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            19.52%
_______________________________________________________________________
     (12)   TYPE OF REPORTING PERSON **
            IN
_______________________________________________________________________


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 465090207                   13G/A                  Page 9 of 10 Pages

This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13G filed on September 27, 2006 (as amended, the "Schedule 13G") with respect to shares of Class B Common Stock, par value $0.0001 per share (the "Common Stock") of Israel Growth Acquisition Corporation, a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates Items 1(e) and 4 in their entirety as set forth below.


Item 1.

(e)  CUSIP Number

         465090207


Item 4.     Ownership

(a)  Amount Beneficially Owned

          As of the date of this filing, D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC, and Daniel B. Zwirn may each be deemed the beneficial owner of (i) 807,370 Shares owned by D.B. Zwirn Special Opportunities Fund, L.P. and
(ii) 1,191,130 Shares owned by D.B. Zwirn Special Opportunities Fund, Ltd. (each entity referred to in (i) through (ii) is herein referred to as a "Fund" and, collectively, as the "Funds").

          D.B. Zwirn & Co., L.P. is the manager of each of the Funds, and consequently has voting control and investment discretion over the Shares held by each of the Funds. Daniel B. Zwirn is the managing member of and thereby controls Zwirn Holdings, LLC, which in turn is the managing member of and thereby controls DBZ GP, LLC, which in turn is the general partner of and thereby controls D.B. Zwirn & Co., L.P. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of Shares owned by another Reporting Person. In addition, each of D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC, and Daniel B. Zwirn disclaims beneficial ownership of the Shares held by the Funds.


(b)  Percent of Class

          Based upon the Issuer's Annual Report on Form 10-K filed on October 9, 2007, there were 10,236,000 Shares outstanding as of October 4, 2007. Therefore,
(i) D.B. Zwirn Special Opportunities Fund, L.P. owns approximately 7.89% of the outstanding Shares, (ii) D.B. Zwirn Special Opportunities Fund, Ltd. owns approximately 11.64% of the outstanding Shares and (iii) each of D.B. Zwirn & Co., L.P., DBZ GP, LLC, Zwirn Holdings, LLC, and Daniel B. Zwirn may be deemed to beneficially own 19.52% of the outstanding Shares. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of Shares owned by another Reporting Person.

(c)  Number of shares as to which such person has:

            (i)        Sole power to vote or to direct the vote:

                       See Item 4(a)

            (ii)       Shared power to vote or to direct the vote

                       See Item 4(a)

CUSIP No. 465090207                   13G/A                  Page 9 of 10 Pages


            (iii)      Sole power to dispose or to direct the disposition of

                       See Item 4(a)

            (iv)       Shared power to dispose or to direct the disposition of

                       See Item 4(a)

CUSIP No. 465090207                   13G/A                  Page 10 of 10 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: November 8, 2007
D.B. ZWIRN SPECIAL OPPORTUNITIES              D.B. ZWIRN SPECIAL OPPORTUNITIES
FUND, L.P.                                    FUND, LTD.
By: D.B. Zwirn & Co., L.P.                    By: D.B. Zwirn & Co., L.P.
By: DBZ GP, LLC,                              By: DBZ GP, LLC,
    its General Partner                           its General Partner
By: Zwirn Holdings, LLC,                      By: Zwirn Holdings, LLC,
    its Managing Member                           its Managing Member

D.B. ZWIRN & CO., L.P.                        ZWIRN HOLDINGS, LLC
By: DBZ GP, LLC,
    its General Partner
By: Zwirn Holdings, LLC,
    its Managing Member
DBZ GP, LLC
By: Zwirn Holdings, LLC,
    its Managing Member


                               By: /s/ Lawrence D. Cutler
                                   -----------------------------
                                Name: Lawrence D. Cutler
                                 Title: Authorized Signatory




/s/ Lawrence D. Cutler
----------------------------
LAWRENCE D. CUTLER, as Attorney-in-
Fact for Daniel B. Zwirn



The Power of Attorney dated as of February 5, 2007 executed by Daniel B. Zwirn, authorizing Lawrence D. Cutler to sign and file this Schedule 13G/A on Daniel B. Zwirn's behalf, which was filed with the Schedule 13G/A filed with the Securities and Exchange Commission on October 2, 2007 by such Reporting Persons with respect to the common stock of Echo Healthcare Acquisition Corp., is hereby incorporated by reference.